Exhibit 99.1

American Building Control Reports 2004 Second Quarter Results

     SAN ANTONIO, Texas—August 16, 2004—American Building Control, Inc. (NASDAQ: ABCX) today reported operating results for the second quarter ended June 30, 2004.

     On July 1, 2004 the Company sold its SecurityandMore and Industrial Vision Source lines of business (“DSG Business”). Accordingly, the reported results for the second quarter classify the revenue and costs associated with the DSG Business as Discontinued Operations. “While SecurityandMore and Industrial Vision Source were good businesses, neither fit into the plans of the Company to become the leading provider of a centralized integrated security solution for our current and future corporate and government users”, said J. Collier Sparks, President of the Company.

     Mr. Sparks went on to say that, “We have streamlined the Company’s operations through reduction of non-essential staff and we have completed the consolidation of our facilities so that we can now fully devote all of our time and resources on furthering the growth of the Company’s MDI Security Suite line of products. The recently launched Security Suite line of products is the first fully integrated system to incorporate access control, video, audio alarm monitoring and audit functions.”

     After accounting for the costs to position the Company for its expected growth, the Company reported a net loss allocable to common stockholders of $2.4 million or $0.17 per share, on net sales of $3.4 million, compared with a net loss allocable to common stockholders of $4.4 million or $0.31 per share, on net sales of $4.2 for the quarter ended June 30, 2003. On a continuing operations basis, the company reported a loss of $2.6 million or $0.18 per share in the second quarter of 2004, compared with a loss of $3.6 million or $0.26 per share, in 2003.

     For the first half of 2004, the Company reported a net loss allocable to common stockholders of $5.2 million or $0.36 per share, on net sales of $7.1 million, compared with a net loss allocable to common stockholders of $7.0 million or $0.50 per share, on net sales of $9.5 for the six months ended June 30, 2003. On a continuing operations basis, the company reported a loss of $5.3 million or $0.37 per share in the first half of 2004, compared with a loss of $6.2 million or $0.44 per share, in 2003.

     “The restructuring and consolidation efforts have reduced the Company’s losses. At the same time, the Company’s cash reserves have increased with the sale of the DSG business. We are optimistic that our streamlined company structure and new product releases can return American Building Control to profitability”, said Mr. Sparks.

AMERICAN BUILDING CONTROL, INC. and SUBSIDIARIES
CONDENSED COMPARATIVE BALANCE SHEETS
(in millions)

	June 30,	December 31,
	2004	2003
Cash	$3.0	$6.3
Marketable Securities	0.7	1.5
Receivables	2.4	2.0
Inventories	2.1	2.0
Other Current Assets	5.7	7.7

Current Assets	13.9	19.5
Property & Equipment	2.1	2.7
Intangibles	2.8	2.8
Other Assets	0.7	0.8

Total Assets	$19.6	$25.8

Payables	$0.9	$1.4
Accrued Expenses	2.0	3.0
Accrued Royalties	0.2	0.3
Deferred Income	0.3	0.5
Other Current Liabilities	4.5	4.1

Current Liabilities	7.9	9.3
Accrued Royalties	0.0	0.1
Other Liabilities	—	0.0

Long-Term Liabilities	0.0	0.1
Equity	11.6	16.3

Total Liabilities and Equity	$19.6	$25.8

AMERICAN BUILDING CONTROL, INC. and SUBSIDIARIES
CONDENSED COMPARATIVE STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three months ended June 30,
	2004	2003
Sales	$3.4	$4.2
Gross Profit	1.6	1.5
Margin	47.1%	35.4%
Operating Expenses	3.9	4.5
Depreciation & Amortization	0.3	0.5

Operating Loss	(2.6)	(3.6)
Interest Expense	—	(0.2)
Other Income	—	0.2

Loss Before Discontinued Operations and Income Taxes	(2.6)	(3.6)

	Three months ended June 30,
	2004	2003
Income Tax Benefit	—	—
Income (Loss) from Discontinued Operations	0.2	(0.8)
Dividend requirements on preferred stock	—	(0.0)

Net Loss Allocable to Common Stockholders	(2.4)	(4.4)

Basic and Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.18)	$(0.26)
Discontinued operations	0.01	(0.05)

Basic and Diluted Earnings (Loss) Per Share	$(0.17)	$(0.31)

Basic and Diluted Common Shares Outstanding (in millions)	14.6	14.1

	Six months ended June 30,
	2004	2003
Sales	$7.1	$9.5
Gross Profit	3.1	3.6
Margin	43.6%	37.5%
Operating Expenses	8.0	8.5
Depreciation & Amortization	0.6	1.0

Operating Loss	(5.5)	(5.9)
Interest Expense	0.0	(0.5)
Other Income	0.1	0.2

Loss Before Discontinued Operations and Income Taxes	(5.3)	(6.2)
Income Tax Benefit	—	—
Income (Loss) from Discontinued Operations	0.2	(0.8)
Dividend requirements on preferred stock	0.0	0.1

Net Loss Allocable to Common Stockholders	(5.2)	(7.0)

Basic and Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.37)	$(0.44)
Discontinued operations	0.01	(0.06)

Basic and Diluted Earnings (Loss) Per Share	$(0.36)	$(0.50)

Basic and Diluted Common Shares Outstanding (in millions)	14.4	14.0

About American Building Control, Inc.

     American Building Control (NASDAQ: ABCX) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises. For more information on American Building Control, Inc., please visit our website at www.americanbuildingcontrol.com.

About MDI Security Systems

     For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

     CONTACT: Richard A. Larsen, American Building Control, Inc., 9725 Datapoint Drive, San Antonio, Texas (210) 582-2664; www.americanbuildingcontrol.com.